Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE CERTIFICATE OF INCORPORATION

OF

HINDSITE ACQUISITION CORP.

June 29, 2020

The undersigned, being the sole incorporator of Hindsite Acquisition Corp., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1. That ARTICLE I of the Certificate of Incorporation of the Corporation be amended by deleting ARTICLE I thereof in its entirety and inserting in its place ARTICLE I to read as follows (the “Amendment”):

“ARTICLE I. The name of the corporation is FS Development Corp. (the “Corporation”).”

2. That the Corporation has not received payment for any of its stock.

3. The foregoing Amendment has been duly adopted pursuant to the provisions of Section 241 of the General Corporation Law of the State of Delaware, by the sole incorporator of the Corporation.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned incorporator has executed this Certificate of Amendment to the Certificate of Incorporation of the Corporation as of the date first set forth above.

By:	/s/ Colin J. Diamond
Name:	Colin J. Diamond
Title:	Sole Incorporator

[Signature Page to Certificate of Amendment to the Certificate of Incorporation]